Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 2, 2014, in the Registration Statement (Form S-1) and related Prospectus of Virobay, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

September 10, 2014